EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Golden Bear Golf, Inc. is the 100% shareholder of the following subsidiaries, all of which are incorporated under the laws of the State of Florida:

                                     Paragon Construction International, Inc.
                                      Golden Bear Apparel International, Inc.
                                      Golden Bear Club Services, Inc.
                                      GBRS Corp.